5297 30197 Company>Good Times Restaurants Inc 28: 31: st1\:*{behavior:url(#ieooui) } 33: 34: /* Font Definitions */ @font-face {font-family:Helvetica; panose-1:2 11 6 4 2 2 2 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:Courier; panose-1:2 7 4 9 2 2 5 2 4 4; mso-font-charset:0; mso-generic-font-family:modern; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:"Tms Rmn"; panose-1:2 2 6 3 4 5 5 2 3 4; mso-font-charset:0; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:Helv; panose-1:2 11 6 4 2 2 2 3 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:"New York"; panose-1:2 4 5 3 6 5 6 2 3 4; mso-font-charset:0; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:System; panose-1:0 0 0 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:Wingdings; panose-1:5 0 0 0 0 0 0 0 0 0; mso-font-charset:2; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:0 268435456 0 0 -2147483648 0;} @font-face {font-family:"MS Mincho"; panose-1:2 2 6 9 4 2 5 8 3 4; mso-font-alt:"\FF2D\FF33 \660E\671D"; mso-font-charset:128; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 134676480 16 0 131072 0;} @font-face {font-family:Batang; panose-1:2 3 6 0 0 1 1 1 1 1; mso-font-alt:\BC14\D0D5; mso-font-charset:129; mso-generic-font-family:auto; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 151388160 16 0 524288 0;} @font-face {font-family:SimSun; panose-1:2 1 6 0 3 1 1 1 1 1; mso-font-alt:\5B8B\4F53; mso-font-charset:134; mso-generic-font-family:auto; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:1 135135232 16 0 262144 0;} @font-face {font-family:PMingLiU; panose-1:2 1 6 1 0 1 1 1 1 1; mso-font-alt:\65B0\7D30\660E\9AD4; mso-font-charset:136; mso-generic-font-family:auto; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:1 134742016 16 0 1048576 0;} @font-face {font-family:"MS Gothic"; panose-1:2 11 6 9 7 2 5 8 2 4; mso-font-alt:"\FF2D\FF33 \30B4\30B7\30C3\30AF"; mso-font-charset:128; mso-generic-font-family:modern; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 134676480 16 0 131072 0;} @font-face {font-family:Dotum; panose-1:2 11 6 0 0 1 1 1 1 1; mso-font-alt:\B3CB\C6C0; mso-font-charset:129; mso-generic-font-family:modern; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 151388160 16 0 524288 0;} @font-face {font-family:SimHei; panose-1:2 1 6 0 3 1 1 1 1 1; mso-font-alt:\9ED1\4F53; mso-font-charset:134; mso-generic-font-family:modern; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 135135232 16 0 262144 0;} @font-face {font-family:MingLiU; panose-1:2 1 6 9 0 1 1 1 1 1; mso-font-alt:\7D30\660E\9AD4; mso-font-charset:136; mso-generic-font-family:modern; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 134742016 16 0 1048576 0;} @font-face {font-family:Mincho; panose-1:2 2 6 9 4 3 5 8 3 5; mso-font-alt:\660E\671D; mso-font-charset:128; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 134676480 16 0 131072 0;} @font-face {font-family:Gulim; panose-1:2 11 6 0 0 1 1 1 1 1; mso-font-alt:\AD74\B9BC; mso-font-charset:129; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:fixed; mso-font-signature:1 151388160 16 0 524288 0;} @font-face {font-family:Century; panose-1:2 4 6 3 5 7 5 2 3 3; mso-font-charset:0; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:"Angsana New"; panose-1:2 2 6 3 5 4 5 2 3 4; mso-font-charset:222; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:16777217 0 0 0 65536 0;} @font-face {font-family:"Cordia New"; panose-1:2 11 3 4 2 2 2 2 2 4; mso-font-charset:222; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:16777217 0 0 0 65536 0;} @font-face {font-family:Mangal; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:32771 0 0 0 1 0;} @font-face {font-family:Latha; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:1048579 0 0 0 1 0;} @font-face {font-family:Sylfaen; panose-1:1 10 5 2 5 3 6 3 3 3; mso-font-charset:0; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:67110535 0 0 0 159 0;} @font-face {font-family:Vrinda; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:1; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:0 0 0 0 0 0;} @font-face {font-family:Raavi; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:131075 0 0 0 1 0;} @font-face {font-family:Shruti; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:262147 0 0 0 1 0;} @font-face {font-family:Sendnya; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:1; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:0 0 0 0 0 0;} @font-face {font-family:Gautami; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:2097155 0 0 0 1 0;} @font-face {font-family:Tunga; panose-1:0 0 4 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:4194307 0 0 0 1 0;} @font-face {font-family:"Estrangella Edessa"; panose-1:0 0 0 0 0 0 0 0 0 0; mso-font-charset:1; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:0 0 0 0 0 0;} @font-face {font-family:"Arial Unicode MS"; panose-1:0 0 0 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:roman; mso-font-format:other; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:Tahoma; panose-1:2 11 6 4 3 5 4 4 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:1627421319 -2147483648 8 0 66047 0;} @font-face {font-family:Marlett; panose-1:0 0 0 0 0 0 0 0 0 0; mso-font-charset:2; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:0 268435456 0 0 -2147483648 0;} @font-face {font-family:"Lucida Console"; panose-1:2 11 6 9 4 5 4 2 2 4; mso-font-charset:0; mso-generic-font-family:modern; mso-font-pitch:fixed; mso-font-signature:-2147482993 6144 0 0 31 0;} @font-face {font-family:"Lucida Sans Unicode"; panose-1:2 11 6 2 3 5 4 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:-2147476737 14699 0 0 63 0;} @font-face {font-family:Verdana; panose-1:2 11 6 4 3 5 4 4 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:536871559 0 0 0 415 0;} @font-face {font-family:"Arial Black"; panose-1:2 11 10 4 2 1 2 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Comic Sans MS"; panose-1:3 15 7 2 3 3 2 2 2 4; mso-font-charset:0; mso-generic-font-family:script; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:Impact; panose-1:2 11 8 6 3 9 2 5 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:Georgia; panose-1:2 4 5 2 5 4 5 2 3 3; mso-font-charset:0; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Franklin Gothic Medium"; panose-1:2 11 6 3 2 1 2 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Palatino Linotype"; panose-1:2 4 5 2 5 5 5 3 3 4; mso-font-charset:0; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:-536870009 1073741843 0 0 415 0;} @font-face {font-family:"Trebuchet MS"; panose-1:2 11 6 3 2 2 2 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:Webdings; panose-1:5 3 1 2 1 5 9 6 7 3; mso-font-charset:2; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:0 268435456 0 0 -2147483648 0;} @font-face {font-family:"Estrangelo Edessa"; mso-font-charset:0; mso-generic-font-family:script; mso-font-pitch:variable; mso-font-signature:-2147459005 0 128 0 1 0;} @font-face {font-family:"MV Boli"; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:3 0 256 0 1 0;} @font-face {font-family:"Microsoft Sans Serif"; panose-1:2 11 6 4 2 2 2 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:1627421663 -2147483648 8 0 66047 0;} @font-face {font-family:"Futura Bk"; panose-1:2 11 5 2 2 2 4 2 3 3; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Futura Hv"; panose-1:2 11 7 2 2 2 4 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Futura Lt"; panose-1:2 11 4 2 2 2 4 2 3 3; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Futura Md"; panose-1:2 11 6 2 2 2 4 2 3 3; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Monotype Sorts"; panose-1:1 1 6 1 1 1 1 1 1 1; mso-font-charset:2; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:0 268435456 0 0 -2147483648 0;} @font-face {font-family:"Map Symbols"; panose-1:0 5 1 2 1 7 6 2 5 7; mso-font-charset:0; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:3 0 0 0 1 0;} @font-face {font-family:"Arial Narrow"; panose-1:2 11 5 6 2 2 2 3 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Book Antiqua"; panose-1:2 4 6 2 5 3 5 3 3 4; mso-font-charset:0; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Bookman Old Style"; panose-1:2 5 6 4 5 5 5 2 2 4; mso-font-charset:0; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Century Gothic"; panose-1:2 11 5 2 2 2 2 2 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:Garamond; panose-1:2 2 4 4 3 3 1 1 8 3; mso-font-charset:0; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:Haettenschweiler; panose-1:2 11 7 6 4 9 2 6 2 4; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"MS Outlook"; panose-1:5 0 0 0 0 0 0 0 0 0; mso-font-charset:2; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:0 268435456 0 0 -2147483648 0;} @font-face {font-family:"Monotype Corsiva"; panose-1:3 1 1 1 1 2 1 1 1 1; mso-font-charset:0; mso-generic-font-family:script; mso-font-pitch:variable; mso-font-signature:647 0 0 0 159 0;} @font-face {font-family:"Wingdings 2"; panose-1:5 2 1 2 1 5 7 7 7 7; mso-font-charset:2; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:0 268435456 0 0 -2147483648 0;} @font-face {font-family:"Wingdings 3"; panose-1:5 4 1 2 1 8 7 7 7 7; mso-font-charset:2; mso-generic-font-family:roman; mso-font-pitch:variable; mso-font-signature:0 268435456 0 0 -2147483648 0;} @font-face {font-family:ZWAdobeF; panose-1:0 0 0 0 0 0 0 0 0 0; mso-font-charset:0; mso-generic-font-family:auto; mso-font-pitch:variable; mso-font-signature:536885895 0 0 0 511 0;} @font-face {font-family:"Euro Sign"; panose-1:2 11 6 3 2 2 1 2 1 1; mso-font-charset:0; mso-generic-font-family:swiss; mso-font-pitch:variable; mso-font-signature:3 2 0 0 1 0;} /* Style Definitions */ p.MsoNormal, li.MsoNormal, div.MsoNormal {mso-style-parent:""; margin:0in; margin-bottom:.0001pt; mso-pagination:widow-orphan; font-size:12.0pt; font-family:"Times New Roman"; mso-fareast-font-family:"Times New Roman"; color:black;} a:link, span.MsoHyperlink {color:blue; text-decoration:underline; text-underline:single;} a:visited, span.MsoHyperlinkFollowed {color:purple; text-decoration:underline; text-underline:single;} p {mso-margin-top-alt:auto; margin-right:0in; mso-margin-bottom-alt:auto; margin-left:0in; mso-pagination:widow-orphan; font-size:12.0pt; font-family:"Times New Roman"; mso-fareast-font-family:"Times New Roman"; color:black;} ins {mso-style-type:export-only; text-decoration:none;} span.msoIns {mso-style-type:export-only; mso-style-name:""; text-decoration:underline; text-underline:single;} span.msoDel {mso-style-type:export-only; mso-style-name:""; text-decoration:line-through; color:red;} span.SpellE {mso-style-name:""; mso-spl-e:yes;} span.GramE {mso-style-name:""; mso-gram-e:yes;} @page Section1 {size:8.5in 11.0in; margin:1.0in 1.25in 1.0in 1.25in; mso-header-margin:.5in; mso-footer-margin:.5in; mso-paper-source:0;} div.Section1 {page:Section1;} -->

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered (this "Agreement") into as of April 18, 2007, by and between GOOD TIMES RESTAURANTS INC, a Nevada corporation ("Borrower"), and WELLS FARGO BANK, ASSOCIATION NATIONAL ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, consideration, of which are for valuable the receipt and sufficiency hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1 TERM LOAN.

(a) Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of One Million One Hundred Thousand Dollars ($1,100,000.00) ("Term Loan"), the proceeds of which shall be used to finance Borrower's capital expenditures. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note dated as of April 18, 2007 ("Term Note"), all terms of which are incorporated herein by this reference. Bank's commitment to grant the Term Loan shall terminate on May 18, 2007

b) Repayment. The principal amount of the Term Loan shall be repaid in accordance with the provisions of the Term Note.

c) Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

SECTION 1.3. COLLATERAL As security for all indebtedness of Borrower and other obligations to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's equipment

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection including limitation, with any of the foregoing security, without filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction of all and discharge, obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Nevada, and is qualified or licensed to do business (and is in good standing corporation, in all jurisdictions as a foreign if applicable) in which such qualification is required the failure to so qualify or to be so or licensing or in which licensed could have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory and other document hereby note, contract, instrument required or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute valid and binding and obligations or the legal, agreements of Borrower party which executes the same, enforceable with their respective in accordance terms.

SECTION 2.3. NO VIOLATION. The execution, and performance delivery by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default obligation, or other instrument under any contract, indenture to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened actions, claims, investigations, suits or proceedings, by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated September 30, 2006 and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance accepted with generally accepted accounting principles consistently applied. Statements since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, contractor indenture, instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination of any of Borrower's subject to this Agreement to in right of payment obligations any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, approvals, and licenses required and rights consents, franchises to all and fictitious if any, necessary trademarks , trade names, patents, names, to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable of the Employee Income Act of 1974, as amended or provisions Retirement Security recodified from time to time ("ERlSA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); Event in ERISA has occurred and is continuing with no Reportable as defined respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance and under generally with the Plan documents accepted accounting principles.

SECTION 2.10 OTHER OBLIGATIONS. Borrower is not in default on any obligation for any purchase obligation Borrowed money, money or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal hazardous and any or state environmental, waste, health and safety statutes, rules or regulations pursuant which govern adopted thereto, or affect any of Borrower's operations including limitation, Environmental and/or properties, without the Comprehensive Response, and Liability the Superfund and Compensation Act of 1980, Amendments authorization the Federal Conservation Act of 1976, Act of 1986, Resource and Recovery and the Federal Toxic Substances as any of the same may be amended, Control Act, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Has no material liability in connection with any Borrower contingent release of any toxic or hazardous waste or substance in to the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance to satisfactory Bank, each of the following, duly executed:

(i) This Agreement and each promissory note or other instrument or document required hereby.

(ii) Certificate of Incumbency.

(iii) Corporate Resolution: Borrowing.

(iv) UCC Financing Statement.

(v) Security Agreement: Equipment from Borrower.

(vi) Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined condition of Borrower, decline, by Bank, in the financial or business nor any material as determined by Bank, in the market value of any collateral hereunder required or a substantial or material portion of the assets of Borrower

(d) lnsurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank

SECTION 3.2. CONDITIONS OFCREDIT OF EACH EXTENSION. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations had been made on and as of each such date, and warranties on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities direct liquidated of (whether or contingent, or unliquidated ) Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually Pay all principal, interest, fees or other liabilities at the times and place and in the manner due under any of the Loan Documents specified therein.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles applied consistently and permit any representative of Bank, at any reasonable audit and examine such books and time, to inspect, records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3. FINANCIAL STATEMENTS. Provide and detail to Bank all of the following, in satisfactory form to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, a 10K report filed with the Securities Exchange of Borrower, by a certified public Commission prepared accountant acceptable to Bank, to include balance sheet, income statement, and statement of cashflow;

(b) not later than 45days after and as of the end of each fiscal quarter, a 10Qreport filed with the Securities Exchange of Borrower, by Borrower; Commission prepared

(c) not later than 60 days after and as of the end of each fiscal year, a copy of the company prepared projection report;

(d) from time to time such other information request as Bank may reasonably.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, and franchises for the conduct of its privileges necessary business; and comply of all documents to which Borrower is with the provisions pursuant organized and/or which govern Borrower's existence of all continued and with the requirements laws, rules, regulations of any governmental applicable and/or and orders authority to Borrower its business.

SECTION 4.5. INSURANCE. Maintain for each business in which and keep in force, Borrower is engaged, insurance customarily in similar lines of the types and in amounts carried of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, carried and in with all such insurance with companies amounts satisfactory deliver schedules to Bank,' and to Bank from time to time at Bank's request setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties or necessary useful to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements so that such properties preserved and thereto shall be fully and efficiently maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Tangible Net Worth not less than $5,000,000.00 at any time, with "Tangible Net Worth" less any defined as the aggregate of total stockholders' equity plus subordinated debt intangible assets.

(b) Total Liabilities divided by Tangible Net Worth not greater than 3.0 to 1.0 at any time, with "Total Liabilities" defined as the aggregate current of liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

(c) EBITDA Coverage Ratio not less than 1.50 to 1 .0 as of each fiscal quarter end determined on a rolling 4-quarter basis with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense minus dividends, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether director contingent, liquidated unliquidated) of Borrower to Bank under any of the Loan Documents and remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of borrower's assets except in the ordinary course of its business.

SECTION 5.3. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.4. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now after outstanding.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 The occurrence of any of the following shall constitute an "Event of Default "under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contractor instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to Bank.

(e) The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower.

(f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become assignment due, or shall make a general for the benefit of creditors; Borrower petition or seeking shall file a voluntary in bankruptcy, reorganization, a plan or other arrangement in order to effect with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether in effect; petition pursuant Now or hereafter or any involuntary or proceeding to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization is filed or commenced or Borrower or other relief for debtors against Borrower, the jurisdiction shall file an answer admitting and the material of any of the court allegations involuntary petition; or Borrower a bankrupt, shall be shall be adjudicated or an order for relief entered against Borrower by any court of competent under the Bankruptcy jurisdiction Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially the prospect or performance likely to impair, of payment by Borrower of its obligations under any of the Loan Documents.

(h) The dissolution or liquidation of Borrower; or Borrower or any of its directors, stockholders shall take action seeking to effect the dissolution or liquidation of or members, Borrower.

(i) Any change in ownership of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default (a) all: indebtedness under each of the Loan Documents, to the contrary of Borrower any term thereof not withstanding, shall at Bank's option and without notice become due and payable immediately without presentment, protest all of which are hereby expressly demand, or notice of dishonor, waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents cease and(c) Bank shall have all rights, shall immediately and terminate; powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank maybe exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise thereof affect any other or further exercise or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER: GOOD TIMES RESTAURANTS INC.

601 CORPORATE CIRCLE

GOLDEN, CO 80401

BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION

17OO LINCOLN STREET, 8TH FLOOR

DENVER, CO 80203

Or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, charges, costs and advances, expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a)the negotiation and preparation of this Agreement and the other LoanDocuments,Bank'scontinuedadministrationhereofandthereof,andthepreparation and of any amendments waivers hereto and thereto, (b) the enforcement of Bank's rights and/other collection of any ' amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution ordefenseofanyactioni1any way related to any of the Loan Documents, including' without limitation, any action for declaratory whether relief, incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incur in connection proceeding without with any bankruptcy (including limitation, proceeding, any adversary contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assignor transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information Which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION7.5. ENTIRE AGREEMENT AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, discussions communications, and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective Permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited law, such provision only to by or invalid under applicable shall be in effective the extent of such prohibition without or invalidity invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration disputes and controversies or among all claims, between them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the: Loan Documents, and their negotiation, execution, administration, collateralization, repayment, modification, substitution, formation, inducement, enforcement, default or extension, termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association (AAA); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents by and between the parties and; (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA commercial dispute resolution procedures, unless claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules").lf there is any inconsistency the terms here of and the Rules, the terms between and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as in recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents of the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents of any relationship between the parties.

IN WTNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GOOD TIMES RESTAURANTS INC.

By: /s/ Boyd E. Hoback

Boyd E. Hoback, President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ken Brown

Ken, Brown, Relationship Manager